Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 2 dated as of October 4, 2021 (this “Amendment”), to the Term Loan Agreement dated as of March 16, 2020 (as heretofore amended, the “Existing Term Credit Agreement”), among HESS CORPORATION, a Delaware corporation, the LENDERS from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent.

WHEREAS, pursuant to the Existing Term Credit Agreement, the Lenders have provided Loans to the Borrower on the terms and subject to the conditions set forth therein.

WHEREAS, the Borrower has requested that the Lenders consent to the amendments to the Existing Term Credit Agreement on the terms and subject to the conditions set forth herein; and

WHEREAS, each Lender that is a party hereto (such Lenders being collectively referred to as the “Consenting Lenders”; and any Lender party to the Existing Term Credit Agreement on the date hereof that is not a Consenting Lender being referred to as a “Non-Consenting Lender”), collectively constituting the Required Lenders under the Existing Term Credit Agreement, is willing to agree to the amendments to the Existing Term Credit Agreement on the terms and subject to the conditions set forth herein (the Existing Term Credit Agreement, as amended by this Amendment and as set forth in the form attached hereto as Exhibit I, being referred to herein as the “Amended Credit Agreement”).

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Defined Terms. Each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Amended Credit Agreement.

SECTION 2. Concerning the Existing Term Loans. (a) On and as of the Second Amendment Effective Date (as defined below), the entire principal amount of the Loans of each Consenting Lender outstanding under the Existing Term Credit Agreement immediately prior to the effectiveness of this Amendment shall be redesignated as, and shall continue in effect under the Amended Credit Agreement as, Tranche 1 Loans, in a like principal amount, of such Consenting Lender. The terms of the Tranche 1 Loans shall be as set forth in the Amended Credit Agreement with respect thereto, and on and as of the Second Amendment Effective Date each Consenting Lender shall be referred to as a “Tranche 1 Lender”, and shall continue to be a “Lender” under the Amended Credit Agreement and the other Loan Documents, and shall have all the privileges, rights, and obligations of a “Tranche 1 Lender” and a “Lender” under the Amended Credit Agreement and the other Loan Documents.

(b) On and as of the Second Amendment Effective Date, the entire principal amount of the Loans of each Non-Consenting Lender outstanding under the Existing Term Credit Agreement immediately prior to the effectiveness of this Amendment shall be redesignated as, and shall continue in effect under the Amended Credit Agreement as, Tranche 2 Loans, in a like principal amount, of such Non-Consenting Lender. The terms of the Tranche 2

Loans shall be as set forth in the Amended Credit Agreement with respect thereto, and on and as of the Second Amendment Effective Date each Non-Consenting Lender shall be referred to as a “Tranche 2 Lender”, and shall continue to be a “Lender” under the Amended Credit Agreement and the other Loan Documents, and shall have all the privileges, rights, and obligations of a “Tranche 2 Lender” and a “Lender” under the Amended Credit Agreement and the other Loan Documents.

(c) Notwithstanding anything to the contrary in the Amended Credit Agreement, the Tranche 1 Loans and the Tranche 2 Loans shall initially be of the same Type (and, in the case of Eurodollar Loans, shall have the same Interest Period) as the Loans that, pursuant to paragraph (a) or (b) above, have been redesignated as the Tranche 1 Loans or the Tranche 2 Loans, respectively, and thereafter may be converted or continued as set forth in Section 2.08 of the Amended Credit Agreement.

SECTION 3. Amendments to Existing Term Credit Agreement. Effective as of the Second Amendment Effective Date, (a) the Existing Term Credit Agreement (excluding the schedules and, except as set forth in clause (b) below, exhibits thereto, each of which shall remain as in effect immediately prior to the Second Amendment Effective Date) is hereby amended to be in the form of Exhibit I hereto, and (b) Exhibits A and D to the Existing Term Credit Agreement are hereby amended and restated to be in the form of Exhibits A and D to this Amendment.

SECTION 4. Representations and Warranties. The Borrower represents and warrants to the Lenders that:

(a) On and as of the Second Amendment Effective Date, after giving effect to this Amendment, the representations and warranties of the Borrower set forth in Article 3 of the Existing Term Credit Agreement (and treating all references therein to (i) “this Agreement” as references to “each of this Agreement and the Second Amendment” and (ii) “the Effective Date” as references to “the Second Amendment Effective Date”) are true in all material respects (except to the extent (A) any such representations or warranties are expressly limited to an earlier date, in which case such representations and warranties continue to be true and correct in all material respects as of such specified earlier date or (B) such representations or warranties are qualified by a materiality standard, in which case such representations and warranties are true in all respects).

(b) On and as of the Second Amendment Effective Date, before and after giving effect to this Amendment, no Default has occurred and is continuing.

SECTION 5. Effectiveness. This Amendment and the amendment of the Existing Term Credit Agreement as set forth in Section 2 and 3 hereof shall become effective as of the first date (the “Second Amendment Effective Date”) on which each of the following conditions precedent shall have been satisfied or waived:

(a) The Administrative Agent shall have received from the Borrower and the Required Lenders either (i) a counterpart of this Amendment signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic transmission) that such party has signed a counterpart of this Amendment.

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(b) The Administrative Agent shall have received, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower in connection with this Amendment.

The Administrative Agent shall promptly notify, in writing, the Borrower and the Lenders of the Second Amendment Effective Date, and such notice shall be conclusive and binding.

SECTION 6. Effect of Amendment.

(a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Existing Term Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Term Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

(b) On and after the Second Amendment Effective Date, each reference in the Existing Term Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, as used in the Existing Term Credit Agreement, shall refer to the Existing Term Credit Agreement as amended hereby.

SECTION 7. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, e-mailed .pdf or any other electronic image shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

SECTION 9. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

SECTION 10. Incorporation by Reference. Sections 10.07(b), 10.08, 10.10(b), 10.10(c), 10.10(d), 10.11 and 10.13 of the Existing Term Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

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[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

HESS CORPORATION

by	/s/ John P. Rielly
	Name:	John P. Rielly
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 2 to the Term Loan Agreement]

LENDER SIGNATURE PAGE TO

SECOND AMENDMENT TO

THE TERM LOAN AGREEMENT OF

HESS CORPORATION

Name of Lender:

JPMORGAN CHASE BANK, N.A.,

	By:	/s/ Sofia Barrera Jaime
Name: Sofia Barrera Jaime
Title: Vice President

For any Lender requiring a second signature block:

By:
Name:
Title:

[Signature Page to Amendment No. 2 to the Term Loan Agreement]

LENDER SIGNATURE PAGE TO

SECOND AMENDMENT TO

THE TERM LOAN AGREEMENT OF

HESS CORPORATION

Name of Lender:

Goldman Sachs Bank USA

	By:	/s/ Dan Martis
Name: Dan Martis
Title: Authorized Signatory

[Signature Page to Amendment No. 2 to the Term Loan Agreement]

LENDER SIGNATURE PAGE TO

SECOND AMENDMENT TO

THE TERM LOAN AGREEMENT OF

HESS CORPORATION

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Jeffrey Cobb
Name: Jeffrey Cobb
Title: Director

[Signature Page to Amendment No. 2 to the Term Loan Agreement]

LENDER SIGNATURE PAGE TO

SECOND AMENDMENT TO

THE TERM LOAN AGREEMENT OF

HESS CORPORATION

Name of Lender:

Citibank, N.A.

	By:	/s/ Cathy Shepherd
Name: Cathy Shepherd
Title: Vice President

[Signature Page to Amendment No. 2 to the Term Loan Agreement]

LENDER SIGNATURE PAGE TO

SECOND AMENDMENT TO

THE TERM LOAN AGREEMENT OF

HESS CORPORATION

Name of Lender:	DNB Capital LLC

	By:	/s/ Kevin Utsey
Name: Kevin Utsey
Title: Senior Vice President

	By:	/s/ Scott Joyce
Name: Scott Joyce
Title: Senior Vice President

[Signature Page to Amendment No. 2 to the Term Loan Agreement]

LENDER SIGNATURE PAGE TO

SECOND AMENDMENT TO

THE TERM LOAN AGREEMENT OF

HESS CORPORATION

Credit Agricole Corporate & Investment Bank

By:	/s/ Michael D. Willis
Name: Michael D. Willis
Title: Managing Director

By:	/s/ Page Dillehunt
Name: Page Dillehunt
Title: Managing Director

[Signature Page to Amendment No. 2 to the Term Loan Agreement]

LENDER SIGNATURE PAGE TO

SECOND AMENDMENT TO

THE TERM LOAN AGREEMENT OF

HESS CORPORATION

Name of Lender: BNP Paribas

	By:	/s/ Nicolas Anberree
Name: Nicolas Anberree
Title: Director

For any Lender requiring a second signature block:

	By:	/s/ Denis O’Meara
Name: Denis O’Meara
Title: Managing Director

[Signature Page to Amendment No. 2 to the Term Loan Agreement]

LENDER SIGNATURE PAGE TO

SECOND AMENDMENT TO

THE TERM LOAN AGREEMENT OF

HESS CORPORATION

Name of Lender:

Truist Bank

	By:	/s/ Lincoln LaCour
Name: Lincoln LaCour
Title: Vice President

[Signature Page to Amendment No. 2 to the Term Loan Agreement]

Exhibit I

[See Attached]

EXHIBIT I

VERSION REFLECTING CHANGES

PURSUANT TO SECOND AMENDMENT

TERM LOAN AGREEMENT

dated as of March 16, 2020,

among

HESS CORPORATION,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS BANK USA,

SUMITOMO MITSUI BANKING CORPORATION

and

CITIBANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

DNB MARKETS, INC.,

as Senior Managing Agent

[CS&M Ref No. 6701-425]

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ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

[Reserved]

ARTICLE X

Miscellaneous

SECTION 10.01.	Notices	58
SECTION 10.02.	Waivers; Amendments	59
SECTION 10.03.	Expenses; Indemnity; Damage Waiver	61
SECTION 10.04.	Successors and Assigns	63
SECTION 10.05.	Survival	65
SECTION 10.06.	USA PATRIOT Act and the Beneficial Ownership Regulation	66
SECTION 10.07.	Counterparts; Integration; Effectiveness; Electronic Execution	66
SECTION 10.08.	Severability	67
SECTION 10.09.	Right of Setoff	67
SECTION 10.10.	Governing Law; Jurisdiction; Consent to Service of Process; Process Agent; Waiver of Immunity	67
SECTION 10.11.	WAIVER OF JURY TRIAL	68
SECTION 10.12.	Headings	68
SECTION 10.13.	Confidentiality; Non-Public Information	68
SECTION 10.14.	No Fiduciary Relationship	69
SECTION 10.15.	[Reserved]	70
SECTION 10.16.	Interest Rate Limitation	70
SECTION 10.17.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	70

SCHEDULES:

Schedule 2.01	Commitments
Schedule 3.10	Scheduled Debt
Schedule 6.01	Existing Liens

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Note
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	[Reserved]
Exhibit F	[Reserved]
Exhibit G-1	[Reserved]
Exhibit G-2	[Reserved]
Exhibit H-1	Form of U.S. Tax Certificate (Foreign Lenders that are Not Partnerships)
Exhibit H-2	Form of U.S. Tax Certificate (Foreign Participants that are Not Partnerships)
Exhibit H-3	Form of U.S. Tax Certificate (Foreign Participants that are Partnerships)
Exhibit H-4	Form of U.S. Tax Certificate (Foreign Lenders that are Partnerships)

TERM LOAN AGREEMENT dated as of March 16, 2020, among HESS CORPORATION, a Delaware corporation; the LENDERS party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accommodation Guarantee Indebtedness” has the meaning assigned to such term in clause (e) of Article VII.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Term Loan Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the LIBO Screen Rate (or, if the LIBO Screen Rate is not available for a maturity of one month, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until an amendment hereto has become effective pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Rate” means, for any day on and after the Second Amendment Effective Date, (a) with respect to any Tranche 1 Eurodollar Loan or Tranche 1 ABR Loan, the applicable rate per annum set forth in the grid below titled “Tranche 1” under the caption “Eurodollar Spread” or “ABR Spread”, as applicable and (b) with respect to any Tranche 2 Eurodollar Loan or Tranche 2 ABR Loan, the applicable rate per annum set forth in the grid below titled “Tranche 2” under the caption “Eurodollar Spread” or “ABR Spread”, as applicable, in each case, based upon the Public Debt Ratings applicable on such day:

Tranche 1
Public Debt Rating	Eurodollar Spread	ABR Spread
Level I ≥ Baa3 / BBB-/ BBB-	2.000%	1.000%
Level II Ba1 / BB+/ BB+	2.325%	1.325%
Level III < Ba1 / BB+/ BB+ or unrated	2.475%	1.475%

Tranche 2
Public Debt Rating	Eurodollar Spread	ABR Spread
Level I ≥ Baa3 / BBB-/ BBB-	2.500%	1.500%
Level II Ba1 / BB+/ BB+	2.825%	1.825%
Level III < Ba1 / BB+/ BB+ or unrated	2.975%	1.975%

; provided that, for each Level, each of the Eurodollar Spreads and ABR Spreads set forth in the grid above will increase by, from and after the second anniversary of the Effective Date, 25 basis points per annum.

For purposes of the foregoing, (a) if only one or two of the Rating Agencies shall have in effect a Public Debt Rating, the Applicable Rate shall be determined by reference to the available rating or ratings; provided that if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Rate will be determined by reference to Level III as set forth in the applicable grid above; (b) if none of the Rating Agencies shall have in effect a Public Debt Rating, the Applicable Rate will be determined by reference to Level III as set forth in the applicable grid above; (c) if the Public Debt Ratings established by the Rating Agencies shall fall within different Levels, the Applicable Rate shall be determined by reference to the lower of the two highest Public Debt Ratings, provided that if the higher of such two Public Debt Ratings is more than one Level above the second highest of such Public Debt Ratings, the Applicable Rate shall be determined by reference to the Level immediately above that corresponding to such second highest Public Debt Rating; (d) if the Public Debt Rating established by any Rating Agency shall be changed, such change shall be effective as of the date on which such change is first announced publicly by such Rating Agency; and (e) if any Rating Agency shall change the basis on which Public Debt Ratings are established, each reference to the Public Debt Rating announced by such Rating Agency shall refer to the then equivalent rating by such Rating Agency.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Sumitomo Mitsui Banking Corporation and Citibank, N.A. in their capacities as joint lead arrangers and joint bookrunners for the Facility.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that (a) a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person, and (b) a Bankruptcy Event shall not result solely by virtue of an Undisclosed Administration.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for all purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation, substantially similar in form to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Hess Corporation, a Delaware corporation.

“Borrower Capitalization Ratio” means, on any date of determination, the ratio of (a) Total Consolidated Debt on such date to (b) Total Capitalization on such date.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for Loans in accordance with Section 2.03, which, if in writing, shall be substantially in the form of Exhibit C or any other form acceptable to the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that the term “Business Day” shall also exclude, when used in connection with a Eurodollar Loan, any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” means, with respect to any Person which is the lessee thereunder, any lease or charter of property, real or personal, which would, in accordance with GAAP, be recorded as an asset under a capital lease on a balance sheet of such Person.

“Capitalized Lease Obligation” means, with respect to any Person on any date, the amount which would, in accordance with GAAP, be recorded as an obligation under a Capital Lease on a balance sheet of such Person as lessee under such Capital Lease as at such date. For all purposes of this Agreement, Capitalized Lease Obligations shall be deemed to be Debt secured by a Lien on the assets subject to the applicable Capital Lease.

“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 10.16.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche 1 Loans or Tranche 2 Loans and (b) any Lender, refers to whether such Lender is a Tranche 1 Lender or a Tranche 2 Lender.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans under the Existing Term Credit Agreement, expressed as an amount representing the maximum aggregate principal amount of the Loans to be made by such Lender thereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 of the Existing Term Credit Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 of the Existing Term Credit Agreement. The initial amount of each Lender’s Commitment was set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments on the Effective Date was $1,000,000,000.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 10.01, including through any Electronic System.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(a) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; or

(b) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (a) or (b) above is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Liabilities” means, on any date, all amounts which, in accordance with GAAP, would be classified as current liabilities on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at such date.

“Consolidated Intangibles” means, on any date, all assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, that would, in accordance with GAAP, be classified as intangible assets on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at such date, including, without limitation, unamortized debt discount and expense, unamortized organization and reorganization expense, costs in excess of the fair market value of acquired companies, patents, trade or service marks, franchises, trade names, goodwill and the amount of all write-ups in the book value of assets resulting from any revaluation thereof (other than revaluations arising out of foreign currency valuations in accordance with GAAP).

“Consolidated Net Tangible Assets” means, on any date, an amount equal to (a) the amount that would, in accordance with GAAP, be included as total assets on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at such date minus (b) the sum of (i) Consolidated Intangibles at such date and (ii) Consolidated Current Liabilities at such date; provided that (A) the amount of assets under clause (a) above and the amount of Consolidated Intangibles under clause (b)(i) above shall, in each case, be determined excluding all assets of any Midstream Subsidiary (and, in the case of clause (a) above, excluding any equity interests of the Borrower or any Consolidated Subsidiary in any Midstream Subsidiary) and (B) the amount of Consolidated Current Liabilities under clause (b)(ii) above shall exclude any current liabilities of the Midstream Subsidiaries, provided that to the extent such current liabilities are Guaranteed by the Borrower or any Consolidated Subsidiary (other than a Midstream Subsidiary), the amount of such current liabilities that are so Guaranteed shall be included in determining Consolidated Current Liabilities.

“Consolidated Subsidiaries” means, with respect to any Person on any date, all Subsidiaries and other entities whose accounts are consolidated with the accounts of such Person as of such date in accordance with GAAP.

“Continuing Directors” has the meaning assigned to such term in clause (i) of Article VII.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” means, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding any business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Credit Party” means the Administrative Agent and each Lender.

“Debt” means, with respect to any Person, (a) indebtedness for borrowed money (including indebtedness evidenced by debt securities), (b) obligations to pay the deferred purchase price of property or services, except trade accounts payable in the ordinary course of business, (c) Capitalized Lease Obligations, in the case of each of the foregoing clauses (a) through (c), for which such Person or any of its Consolidated Subsidiaries shall be liable as primary obligor or under any Guarantee of any such indebtedness or other such obligations of an entity not included in such Person’s consolidated financial statements and (d) any such indebtedness or other such obligations of any entity not included in such Person’s consolidated financial statements secured in any manner by any Lien upon any assets of such Person or any of its Consolidated Subsidiaries; provided that for purposes of the computation of any Debt under this Agreement there shall be no duplication of any item of primary or other indebtedness or other obligation referred to above, whether such item reflects the indebtedness or other obligation of such Person or any of its Consolidated Subsidiaries or of any entity not included in such Person’s consolidated financial statements; and provided further that when computing Debt of the Borrower and its Consolidated Subsidiaries (other than for purposes of Section 6.01) the first $100,000,000 in the aggregate for which the Borrower and its Consolidated Subsidiaries shall be liable under any Guarantee of any Debt of a Person the accounts of which are not consolidated with the accounts of the Borrower in its consolidated financial statements shall be excluded from the computation of Debt of the Borrower and its Consolidated Subsidiaries.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such certification by the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent or (d) has become, or the Lender Parent of which has become, the subject of a Bankruptcy Event or a Bail-In Action.

“Delayed Draw Availability Period” means the period from and including the Effective Date to, and including, the Delayed Draw Funding Deadline.

“Delayed Draw Funding Deadline” means the date that is 30 days after the Effective Date.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“dollars” or “$” refers to lawful money of the United States of America.

“Early Opt-in Election” means the occurrence of:

(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any institution established in an EEA Member Country that is a Subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions set forth in Section 4.01 were satisfied. The parties hereto acknowledge that the Effective Date occurred on March 16, 2020.

“Electronic Signature” means an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including email, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business, other than, in each case, (i) a Defaulting Lender or a Lender Parent thereof, (ii) the Borrower or any of its Subsidiaries or (iii) a natural person.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment, threatened or endangered species, the release of any materials into the environment or, as it relates to exposure to hazardous or toxic materials, health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release, threatened release, spill, discharge, disposal, emission or injection of any Hazardous Materials into, or migration of Hazardous Materials through, the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Erroneous Payment” has the meaning assigned to such term in Article VIII.

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Article VIII.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be deducted or withheld from a payment to a Credit Party: (a) income or franchise Taxes imposed on (or measured by) net income, in each case (i) by the United States of America (or any political subdivision or taxing authority thereof or therein), or by the jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Lender is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under

Section 2.19(b)) or any foreign branch or Affiliate of a Lender caused by such Lender to make a Loan under Section 2.02(b), any U.S. Federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to any laws in effect at the time such Foreign Lender becomes a party to this Agreement or such foreign branch or Affiliate is caused to make such a Loan, except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.17(a), (d) Taxes attributable to such Credit Party’s failure or inability to comply with Section 2.17(f), and (e) any Taxes imposed under FATCA.

“Existing Revolving Credit Agreement” means the Credit Agreement, dated as of April 18, 2019, among the Borrower, the borrowing subsidiaries from time to time party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Term Credit Agreement” has the meaning assigned to such term in the Second Amendment.

“Existing Term Loans” has the meaning assigned to such term in Section 2.01.

“Facility” means the term loan facility provided for herein.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof, any intergovernmental agreements entered into thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law.

“FCA” has the meaning assigned to such term in Section 1.05.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Fee Letter” means the Fee Letter dated March 16, 2020, between the Borrower and JPMorgan Chase Bank, N.A., executed in connection with the Facility.

“Financial Officer” means, with respect to the Borrower, the chief financial officer, principal accounting officer, treasurer or controller of the Borrower; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to or shall have an incumbency certificate on file with the Administrative Agent as to the authority of such individual acting in such capacity.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Funding Date” means, with respect to any Loan or any Borrowing, the date on which such Loan, or the Loans comprising such Borrowing, were made pursuant to Section 2.01 of the Existing Term Credit Agreement.

“GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States of America as in effect from time to time (including any requirements thereof promulgated by the SEC).

“GIP JV Partner” means GIP II Blue Holding Partnership, L.P., a Delaware limited partnership, any of its successors or assigns or any other Affiliate or investment fund of Global Infrastructure Partners.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” by any Person means any direct or indirect undertaking to assume, guarantee, endorse, contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any obligation of any other Person, excluding endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, well completion and fracturing fluids, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hess JV” means Hess Infrastructure Partners GP LLC, a Delaware limited liability company.

“in writing” means any written communication (including communication by facsimile and electronic communication) delivered in accordance with Section 10.01.

“Indemnified Taxes” means Taxes, other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Information” has the meaning assigned to such term in Section 10.13.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which, if in writing, shall be substantially in the form of Exhibit D or any other form acceptable to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day during such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week (if generally available) or one, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (other than in the case of a one week Interest Period), such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period (other than a one week Interest Period) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) except with respect to the Loans of any Lender that otherwise agrees, any Interest Period that otherwise would extend beyond the Maturity Date shall end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, at any time, with respect to any Eurodollar Borrowing for any Interest Period or the definition of the term “Alternate Base Rate”, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the applicable period and (b) the LIBO Screen Rate for the shortest period for which the LIBO Screen Rate is available that exceeds the applicable period, in each case, at such time.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a Subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” means, with respect to each Interest Period pertaining to a Eurodollar Borrowing, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if no LIBO Screen Rate shall be available at such time for a particular period, then the LIBO Rate for such period shall be the

Interpolated Screen Rate. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above, would otherwise be less than zero, then the LIBO Rate shall be deemed to be zero for all purposes of this Agreement.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) for a period equal in length to the applicable period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time as an authorized information vendor for displaying such rates in its reasonable discretion).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, or any lease in the nature thereof.

“Loan Documents” means, collectively, this Agreement, each Note, any other agreement, instrument or document executed in connection herewith and therewith that is designated as a “Loan Document” for purposes hereof by a written agreement of the Borrower and the Administrative Agent (or the Borrower and the Required Lenders) and, other than for purposes of Section 10.02, the Fee Letter, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means (a) when used in any representation and warranty or covenant of the Borrower on and as of the Effective Date or the Funding Date, any event, development or circumstance that has had or, other than as such term is used in Section 3.04(b), could reasonably be expected to have a material adverse effect on (i) the business, assets, property or financial condition of the Borrower and its Consolidated Subsidiaries taken as a whole, or (ii) the validity or enforceability of this Agreement or the rights and remedies of the Administrative Agent or the Lenders hereunder and (b) when used in any representation and warranty or covenant of the Borrower on any date after the Effective Date (but excluding the Funding Date), any change in the consolidated financial condition or operations of the Borrower and its Consolidated Subsidiaries from that set forth in the audited consolidated financial statements of the Borrower as of and for the fiscal year ended December 31, 2019, that is likely to affect materially and adversely the Borrower’s ability to comply with Section 6.05 or to perform its other obligations to the Lenders under this Agreement.

“Material Indebtedness” means Debt (other than the Loans) in an aggregate principal amount exceeding $150,000,000.

“Maturity Date” means March 16, 2023; provided, however, that if such date is not a Business Day, then the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 10.16.

“Midstream GP LLC” means Hess Midstream GP LLC, a Delaware limited liability company.

“Midstream MLP” means Hess Midstream LP, a Delaware limited partnership.

“Midstream MLP GP” means Hess Midstream GP LP, a Delaware limited partnership.

“Midstream Subsidiaries” means each of:

(a) Hess JV (or (i) any of its successors and any Subsidiary of the Borrower that is a direct or indirect parent of Hess JV and that is jointly owned by the Borrower and the GIP JV Partner and (ii) in the case of any Person described in clause (i) above that is a limited partnership, the general partner of such Person);

(b) Midstream MLP, Midstream MLP GP and Midstream GP LLC (or, in each case, any of their respective successors);

(c) any Subsidiary of any of the Persons described in clause (a) or (b) above; and

(d) any other Subsidiary of the Borrower that engages solely in a midstream energy business that is materially consistent with the midstream energy activities of the Subsidiaries of the Borrower described in clause (a) through (c) above.

“MNPI” means material non-public information concerning the Borrower or any Subsidiary or any other Affiliate thereof or any of their respective securities within the meaning of United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Note” has the meaning assigned to such term in Section 2.10(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the foregoing rates shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“NYFRB Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Taxes (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to any Loan Document except to the extent any such Taxes are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Participant” has the meaning assigned to such term in Section 10.04(e).

“Participant Register” has the meaning assigned to such term in Section 10.04(e).

“Payment Recipient” has the meaning assigned to such term in Article VIII.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been set aside in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, and repairmen’s Liens, Liens for crew’s wages or salvage (or making deposits to release such Liens) and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been set aside in accordance with GAAP;

(c) Liens on standard industry terms imposed by charter parties or under contracts of affreightment;

(d) Liens arising out of judgments or awards against the Borrower or any of its Consolidated Subsidiaries with respect to which the Borrower or such Consolidated Subsidiary at the time shall currently be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

(e) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds or performance bonds, margin posted to secure payment or performance under futures, forwards or Swap Agreements, and other obligations of a like nature, in each case in the ordinary course of business;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property and imperfections of titles imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Consolidated Subsidiaries;

(h) Liens on any oil and/or gas properties or other mineral interests of the Borrower or any of its Consolidated Subsidiaries, whether developed or undeveloped, arising as security for the Borrower’s or such Consolidated Subsidiary’s costs and expenses incurred by it in connection with the exploration, development or operation of such properties, in favor of a Person that is conducting the exploration, development or operation of such properties, or in connection with farmout, dry hole, bottom hole, communitization, unitization, pooling and operating agreements and/or other agreements of like general nature incident to the acquisition, exploration, development and operation of such properties or as required by regulatory agencies having jurisdiction in the premises;

(i) overriding royalties, royalties, production payments, net profits interests or like interests to be paid out of production from oil and/or gas properties or other mineral interests of the Borrower or any of its Consolidated Subsidiaries, or to be paid out of the proceeds from the sale of any such production; and

(j) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Debt and are not subject to restrictions on access by the Borrower or any of its Subsidiaries in excess of those required by applicable banking regulations;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “prime rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means the rating assigned by S&P, Moody’s or Fitch to the Borrower’s senior unsecured non-credit enhanced long term debt.

“Rating Agency” means Moody’s, S&P or Fitch.

“Register” has the meaning assigned to such term in Section 10.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by Board and/or the NYFRB or, in each case, any successor thereto.

“Required Lenders” means, at any time, Lenders having Loans and Commitments representing more than 50% of the aggregate principal amount of all the Loans outstanding and all the Commitments in effect at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, Refinitiv or, in each case, a successor thereto.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory that is at such time itself or whose government is the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person that is listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Second Amendment” means the Second Amendment, dated as of October 4, 2021, to this Agreement.

“Second Amendment Effective Date” has the meaning assigned to such term in the Second Amendment.

“Securities Act” means the United States Securities Act of 1933.

“Significant Subsidiary” means, with respect to any Person on any date, a Consolidated Subsidiary of such Person that as of such date satisfies the definition of a “significant subsidiary” contained as of the Effective Date in Regulation S-X of the SEC.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the NYFRB Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of the Borrower.

“Swap Agreement” means any interest rate, currency or commodity swap agreement or other interest rate, currency or commodity price protection agreement capable of financial settlement only.

“Swap Payment Obligation” means, with respect to any Person, an obligation of such Person to pay money, either in respect of a periodic payment or upon termination, to a counterparty under a Swap Agreement, after giving effect to any netting arrangements between such Person and such counterparty and such Person’s rights of setoff in respect of such obligation provided for in such Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings) imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Capitalization” on any date means the sum of (a) Total Consolidated Debt on such date and (b) total shareholders’ equity of the Borrower on such date, determined on a consolidated basis in accordance with GAAP; provided that in determining the total shareholders’ equity of the Borrower as of any date, (i) the portion thereof attributable to Midstream Subsidiaries may not exceed the lesser of (A) the book value of the equity interests in the Midstream Subsidiaries, solely to the extent owned by the Borrower and its Consolidated Subsidiaries (other than the Midstream Subsidiaries), and (B) $500,000,000, (ii) for the avoidance of doubt, any interests in the Midstream Subsidiaries that, in accordance with GAAP, would be required to be set forth as non-controlling interests on the consolidated balance sheet of the Borrower prepared in accordance with GAAP shall be excluded and (iii) the cumulative amount of any non-cash write downs of oil and gas assets recognized by the Borrower or any of its Consolidated Subsidiaries (other than the Midstream Subsidiaries) for any fiscal quarter of the Borrower ending after the Effective Date shall be added back.

“Total Consolidated Debt” on any date means all Debt of the Borrower and its Consolidated Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP; provided that the Debt of the Midstream Subsidiaries shall be excluded, except to the extent such Debt is Guaranteed by the Borrower or any Consolidated Subsidiary (other than a Midstream Subsidiary).

“Tranche 1 Borrowing” means a Borrowing comprised of Tranche 1 Loans.

“Tranche 1 Lender” means any Lender holding a Tranche 1 Loan.

“Tranche 1 Loan” means any Existing Term Loan that, pursuant to the Second Amendment, has been redesignated on the Second Amendment Effective Date as a “Tranche 1 Loan” hereunder.

“Tranche 2 Borrowing” means a Borrowing comprised of Tranche 2 Loans.

“Tranche 2 Lender” means any Lender holding a Tranche 2 Loan.

“Tranche 2 Loan” means any Existing Term Loan that, pursuant to the Second Amendment, has been redesignated on the Second Amendment Effective Date as a “Tranche 2 Loan” hereunder.

“Transactions” means each of the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document and the borrowing of Loans hereunder and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for all purposes of this Agreement.

“Undisclosed Administration” means, with respect to any Lender, the appointment of an administrator or other similar supervisory official by a supervisory authority or regulator pursuant to the law of the country where such Lender is subject to home jurisdiction supervision if the applicable law of such country requires that such appointment not be publicly disclosed (and such appointment has not been publicly disclosed).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177.

“Withholding Agent” means the Borrower, the Administrative Agent and any agent of the Borrower or the Administrative Agent acting on its behalf.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Tranche 1 Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Tranche 1 Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche 1 Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Tranche 1 Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement (including this Agreement), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) except as otherwise expressly provided herein, any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding the foregoing, for purposes of this Agreement (other than Section 5.01) GAAP shall be determined, all terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios referred to herein shall be made, (a) without giving effect to any change thereto as a result of the adoption of any of the provisions set forth in the Accounting Standards Update 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any other amendments to the Accounting Standards Codifications issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require the recognition of right-of-use assets and lease liabilities for leases or similar agreements that would not be classified as Capital Leases under GAAP as in effect on December 31, 2015 and (b) without giving effect to (i) any election under Accounting Standards Codification 825, Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Debt or other obligation of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof; provided further that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

SECTION 1.05. Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of the 1-week and 2-month Dollar London interbank offered rate settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month Dollar London interbank offered rate settings will permanently cease; and immediately after June 30, 2023, the 1-month, 3-month and 6-month Dollar London interbank offered rate settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of the London interbank offered rate and/or regulators will not take further action that could impact the availability, composition, or characteristics of the London interbank offered rate or the currencies and/or tenors for which the London interbank offered rate is published. Each party to this Agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Section 2.14(b) provides the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Company, pursuant to Section 2.14(b), of any changes to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (a) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(b)), including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.06. Divisions. For all purposes under the Loan Documents, in connection with any Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments and Loans. Subject to the terms and conditions set forth in the Existing Term Credit Agreement, the Lenders party thereto agreed to make, and made, Loans in dollars to the Borrower in a single drawing on the Funding Date in an amount not to exceed each such Lender’s Commitment as in effect immediately prior to the making of such Loan. The Borrower and the Lenders acknowledge that the Loans made under the Existing Term Credit Agreement (the “Existing Term Loans”), to the extent outstanding on the Second Amendment Effective Date, have been designated, pursuant to the Second Amendment, to be either Tranche 1 Loans or Tranche 2 Loans and that such Existing Term Loans shall continue to be outstanding pursuant to the terms and conditions of this agreement and the other Loan Documents as Tranche 1 Loans or Tranche 2 Loans, as applicable. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders, ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith and shall be in dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) outstanding Eurodollar Borrowings.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of any Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing; provided, that for any Borrowings made on the Funding Date, the Borrower may notify the Administrative Agent one Business Day before the date of the proposed Borrowing or (b) in the case of any ABR Borrowing, not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” (or such other period as shall be agreed by the Borrower and the Administrative Agent and set forth in the Borrowing Request, it being agreed that, for purposes of determining the LIBO Screen Rate with respect to such other period, it shall be deemed to be an Interest Period of three months’ duration); and

(v) the location and number of the account of the Borrower to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one week’s duration (if generally available) or otherwise of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. [Reserved].

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, such transfers to be made by (i) 12:00 p.m., New York City time, in the case of Eurodollar Borrowings and (ii) 3:00 p.m., New York City time, in the case of ABR Borrowings, in each case on the date such Loan is made. The Administrative Agent will make such amounts available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as is specified in such Borrowing Request or as is otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one week’s duration (if generally available) or otherwise of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (g) or (h) of Article VII has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each case, so long as such Event of Default is continuing (i) no outstanding Borrowing of any Class may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of any Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. The Commitments of the Lenders terminated on the Funding Date in accordance with the Existing Term Credit Agreement.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender made to the Borrower on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower, including the Type thereof and the amounts of principal and interest payable and paid to such Lender by the Borrower from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made to the Borrower hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans or pay any other amounts due hereunder in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a nonnegotiable promissory note substantially in the form attached as Exhibit B (a “Note”) payable to such Lender (or, if requested by such Lender, to such Lender and its permitted registered assigns). Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes payable to the payee named therein (or, if such Note is a registered Note, to such payee and its permitted registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class made by it in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that each partial prepayment of any Borrowing of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 2:30 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing (including the Class thereof) or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or any other event specified in such notice, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent prior to such specified prepayment time) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing of any Class shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest on the amount prepaid.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent and each of the Lenders, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and such other parties.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of fees payable for the account of the Lenders, to the applicable Lenders. Absent manifest error, fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) Each ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Each Eurodollar Loan shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for the Eurodollar Borrowing of which such Loan is a part plus the Applicable Rate.

(c) [Reserved].

(d) [Reserved].

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided above, or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided above.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that because of a change in circumstances affecting the Eurodollar market generally the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, continuing, converting to or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing of any Class to, or continuation of any Borrowing of any Class as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall continue as an ABR Borrowing of the same Class and (B) if any Borrowing Request requests a Eurodollar Borrowing of any Class, such Borrowing shall be made as an ABR Borrowing of the same Class.

(b) (i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Lenders consent to such amendment. No replacement of the LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(ii) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period.

(iv) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) any request pursuant to Section 2.08 for a conversion of any Borrowing of any Class to, or continuation of any Borrowing of any Class as, a Eurodollar Borrowing shall be ineffective, and, on the last day of the then current Interest Period applicable thereto, such Borrowing shall be continued as an ABR Borrowing of the same Class and (B) any request pursuant to Section 2.03 for a Eurodollar Borrowing of any Class shall be deemed to be a request for an ABR Borrowing of the same Class.

(v) Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement or insurance charge) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes or Other Taxes, (B) Taxes described in clauses (b) through (e) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs or expense incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) [Reserved].

(d) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to paragraph (a) or (b) of this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(b) and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for dollar deposits from other banks in the London interbank market at the commencement of such period. A certificate of any Lender delivered to the Borrower setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or the Administrative Agent shall be required by applicable law to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent shall make such deductions and (iii) the Borrower or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall, at the time or times reasonably requested by the Borrower or the Administrative Agent, deliver to the Borrower or the Administrative Agent such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B) or 2.17(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent or any agent acting on its behalf as may be necessary for the Withholding Agent to comply with its obligations under FATCA and to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section, the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of any amounts under Section 2.15, 2.16 or 2.17, or otherwise) or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document (or, if no such time is expressly required, prior to 12:00 p.m., New York City time) on the date when due in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account of the Administrative Agent as shall be specified by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for the payment thereof shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder and under the other Loan Documents shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any other Loan Document or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Eligible Assignee. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or 2.18(d), or any other Section hereof requiring any payment for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.02 requires the consent of all the Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payment pursuant to Section 2.15 or 2.17) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent to a proposed amendment, waiver, discharge or termination, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20. [Reserved].

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, for so long as such Lender is a Defaulting Lender, the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

In the event that the Administrative Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall take such actions as the Administrative Agent may determine to be appropriate in connection with such Lender ceasing to be a Defaulting Lender, whereupon such Lender shall cease to be a Defaulting Lender (it being understood that all amendments, waivers or other modifications effected without its consent in accordance with the provisions of Section 10.02 and this Section 2.21 during such period shall be binding on it). The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.21 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, the Borrower or any other Lender may at any time have against, or with respect to, such Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represented and warranted, on the Effective Date and on the Funding Date, to each of the Lenders as follows:

SECTION 3.01. Corporate Existence and Power; Compliance with Law and Agreements. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Borrower and its Consolidated Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, does not constitute a Material Adverse Effect.

SECTION 3.02. Corporate Authority. The Transactions to be entered into by the Borrower have been duly authorized by all necessary corporate action and are within the Borrower’s corporate power, do not require the approval of the shareholders of the Borrower, and will not violate any provision of law or of its certificate of incorporation or by-laws, or result in the breach of or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Borrower pursuant to, any indenture or other agreement or instrument to which the Borrower is a party or by which the Borrower or its property may be bound or affected. The execution, delivery and performance by the Borrower of this Agreement, each Note and each other Loan Document do not require any license, consent or approval of, or advance notice to or advance filing with any Governmental Authority or any other third party, or if required, any such license, consent or approval has been obtained and any such notice or filing has been made.

SECTION 3.03. Enforceability. This Agreement is, and each Note and each other Loan Document when delivered by the Borrower hereunder will be, duly executed and delivered by the Borrower, and does or will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect.

SECTION 3.04. Financial Condition; No Material Adverse Effect. (a) The Borrower has furnished to the Lenders the audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2019, audited by and accompanied by the opinion of Ernst & Young, LLP. Such financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a consolidated basis as at the dates thereof and for the periods covered thereby in accordance with GAAP.

(b) Since December 31, 2019, there has been no Material Adverse Effect.

SECTION 3.05. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Consolidated Subsidiaries that constitute a Material Adverse Effect.

SECTION 3.06. ERISA. The Borrower has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each employee benefit plan of the Borrower subject to such standards and is in compliance in all material respects with the applicable provisions of ERISA, and has not incurred any liability to the PBGC or any employee benefit plan of the Borrower under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 3.07. Environmental Matters. Each of the Borrower and its Consolidated Subsidiaries has obtained all permits, licenses and other authorizations which are required under all Environmental Laws, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, except to the extent failure to have any such permit, license or authorization does not constitute a Material Adverse Effect. The Borrower and its Consolidated Subsidiaries are in compliance with all terms and conditions of all required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables, contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply does not constitute a Material Adverse Effect.

SECTION 3.08. Federal Regulations. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that violates (including on the part of any Lender) any of the regulations of the Board, including Regulations U and X.

SECTION 3.09. Investment Company Status. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10. Scheduled Debt. Schedule 3.10 sets forth all of the Debt for borrowed money of the Consolidated Subsidiaries of the Borrower as of December 31, 2019 of which the Borrower, having made all due inquiry, is, as of the December 31, 2019, aware.

SECTION 3.11. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed reasonably to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions. The Borrower, its Subsidiaries and, to the Borrower’s knowledge, their respective directors, officers, employees and agents are in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE IV

Conditions

SECTION 4.01. Conditions to Effectiveness. This Agreement became effective on the date on which each of the following conditions were satisfied (or waived in accordance with Section 10.02); provided that the obligations of the Lenders to make Loans hereunder are subject to the satisfaction (or waiver in accordance with Section 10.02) of the conditions precedent set forth in Section 4.02:

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission) that such party has signed a counterpart of this Agreement (it being understood that arrangements will be made to subsequently deliver original executed counterparts if requested by the parties hereto).

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received documents and certificates relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions, the incumbency of the persons executing this Agreement on behalf of the Borrower and any other legal matters relating to the Borrower, this Agreement or the Transactions reasonably requested by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming satisfaction as of the Effective Date of the conditions set forth in paragraphs (a) and (b) of Section 4.02 (with all references in such paragraphs to the date of a Borrowing being deemed to be references to the Effective Date).

(e) The Administrative Agent, each Arranger and each Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under any engagement letter or any fee letter entered into in connection with the Facility.

(f) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in a written notice to the Borrower prior to the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Conditions to the Funding Date. The obligation of each Lender to make a Loan to the Borrower on the occasion of any Borrowing was subject to receipt of the request therefor in accordance herewith and to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing (or, if such representation or warranty relates to a specific date, as of such specific date).

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

The Borrowing of Loans on the Funding Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and under the other Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) as soon as available and in any event within 100 days after the end of each of its fiscal years, a copy of the Borrower’s Form 10-K for such fiscal year containing a consolidated balance sheet as at the end of such fiscal year and statements of consolidated income and retained earnings and a statement of consolidated cash flows for such year, setting forth in comparative form the corresponding figures for the preceding fiscal year and certified by Ernst & Young, LLP, or other independent registered public accounting firm of recognized national standing selected by the Borrower (it being agreed that (i) no breach of the requirements of this clause shall occur as a result of a change in the reporting requirements of the SEC and (ii) in the event any of the financial statements referred to in this clause shall no longer be required to be included in the Borrower’s Form 10-K, the Borrower shall nevertheless furnish such financial statements);

(b) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each of its fiscal years, a copy of the Borrower’s Form 10-Q for each such fiscal quarter containing a consolidated balance sheet as at the end of such fiscal quarter and a statement of consolidated income and a statement of consolidated cash flows for such period, prepared on a basis consistent with the corresponding period of the preceding fiscal year, except as disclosed in such financial statements or otherwise disclosed to the Lenders in writing, and certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and such portion of such fiscal year in accordance with GAAP, subject, however, to year-end audit adjustments (it being agreed that in the event such financial statements of the Borrower shall no longer be required to be included in Form 10-Q, the Borrower shall nevertheless furnish such financial statements);

(c) within 120 days after the end of each fiscal year of the Borrower and within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a statement, signed by a Financial Officer of the Borrower, setting forth the computations of the Borrower Capitalization Ratio;

(d) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and regular or special reports (other than reports on Form 10-K and Form 10-Q but including those on Form 8-K) and registration statements under the Securities Act (other than those on Form S-8 or any successor form relating to the registration of securities offered pursuant to any employee benefit plan) which the Borrower sends to its stockholders or files with the SEC;

(e) promptly following a request therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation; and

(f) from time to time such further information regarding the business, affairs and financial condition of the Borrower and its Subsidiaries as the Lenders shall reasonably request.

Information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(d) (but only with respect to information filed with and publicly available from the SEC and not with respect to information sent to stockholders) shall be deemed to have been delivered on the date on which such information has been publicly posted on the Borrower’s website at http://www.hess.com or on the SEC’s website at http://www.sec.gov. All documents and notices required to be delivered to the Lenders by this Section shall be deemed delivered when posted by the Administrative Agent on an Electronic System.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default; and

(b) any other event or development that constitutes a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, in the case of clause (a) above, any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Consolidated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary to the conduct of its business, except, in the case of the legal existence of any such Consolidated Subsidiary or any such right, license, permit, privilege or franchise, where the failure to so preserve, renew and keep in full force and effect does not constitute a Material Adverse Effect; provided that the foregoing shall not prohibit any merger or consolidation permitted under Section 6.02.

SECTION 5.04. Insurance. The Borrower will, and will cause each of its Consolidated Subsidiaries to, maintain in full force and effect such policies of insurance in such amounts issued by insurers of recognized responsibility covering the properties and operations of the Borrower and its Consolidated Subsidiaries as is customarily maintained by corporations engaged in the same or similar business in the localities where the properties and operations are located, including insurance in connection with the disposal, handling, storage, transportation or generation of Hazardous Materials; provided, that nothing shall prevent the Borrower or any of its Consolidated Subsidiaries from effecting workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through an insurance fund operated by such state or jurisdiction or from maintaining a system or systems of self-insurance covering its properties or operations as provided above to the extent that such self-insurance is customarily effected by corporations engaged in the same or similar businesses similarly situated and is otherwise prudent in the circumstances.

SECTION 5.05. Compliance with Laws. The Borrower will, and will cause each of its Consolidated Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, does not constitute a Material Adverse Effect.

SECTION 5.06. Use of Proceeds. The proceeds of the Loans will be applied by the Borrower solely for general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that violates (including on the part of any Lender) any of the Regulations of the Board, including Regulations U and X, as in effect from time to time. The Borrower will not request any Borrowing, and the Borrower will not use or permit its Subsidiaries to use, and shall take reasonable steps to ensure that it and its Subsidiaries’ respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party to this Agreement.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and under the other Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Liens. The Borrower will not, and will not permit any of its Consolidated Subsidiaries (other than the Midstream Subsidiaries) to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any of its Consolidated Subsidiaries existing on the Effective Date and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any of its Consolidated Subsidiaries and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of its Consolidated Subsidiaries or existing on any property or asset of any Person that becomes a Consolidated Subsidiary after the Effective Date prior to the time such Person becomes a Consolidated Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Consolidated Subsidiary, (ii) such Lien shall not apply to any other property or assets of the Borrower or any of its Consolidated Subsidiaries, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Consolidated Subsidiary, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) in the case of any Person becoming a Consolidated Subsidiary as a result of a Division where the Dividing Person is the Borrower or a Consolidated Subsidiary, such Lien was permitted by this clause (c) immediately prior to the consummation of such Division;

(d) Liens securing Debt of the Borrower and its Consolidated Subsidiaries incurred to finance the acquisition of fixed or capital assets by the Borrower or any Consolidated Subsidiary (other than any Midstream Subsidiary); provided that (i) such Liens shall be created substantially simultaneously with such acquisition, (ii) such Liens securing such Debt do not at any time encumber any property other than the property financed by such Debt and (iii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such assets (in the case of a purchase) or fair value of such property at the time it was acquired (in all other cases);

(e) Liens to secure Debt of the Borrower and its Consolidated Subsidiaries (other than any Midstream Subsidiaries) not otherwise permitted by this Section 6.01, provided that, immediately after giving effect to the creation, incurrence or assumption of any such Lien or of any Debt secured thereby, the aggregate Debt secured by Liens in reliance on this clause (e) does not exceed 15% of the Consolidated Net Tangible Assets at such time; and

(f) Liens on assets of the Borrower or any of its Consolidated Subsidiaries securing Debt or other obligations owed to a Consolidated Subsidiary (other than a Midstream Subsidiary) or to the Borrower.

SECTION 6.02. Fundamental Changes. (a) The Borrower will not (x) liquidate or dissolve or (y) consolidate with or merge into any other Person, or permit any Person to merge or consolidate into it, or make any sale or other disposition of all or substantially all of its consolidated assets to any other Person, unless, in the case of this clause (y):

(i) the survivor of any such merger or consolidation or the purchaser or acquiror of such assets shall be a corporation incorporated under the laws of one of the States of the

United States and not more than 25% of the voting stock (assuming the conversion of all convertible securities and exercise of all options, rights or warrants) of such survivor or such purchaser shall be owned by such other Person or its owners and shareholders;

(ii) such survivor or such purchaser (if not the Borrower) (A) shall deliver all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested in connection therewith by the Administrative Agent or any Lender, and (B) shall expressly assume the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to documentation in form and substance satisfactory to the Administrative Agent; and

(iii) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and the Borrower shall have furnished the Administrative Agent with evidence of compliance with the provisions of this Section 6.02.

(b) The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, engage to any material extent in any business other than energy-related businesses.

SECTION 6.03. Restrictive Agreements. The Borrower will not, and will not permit any of its Consolidated Subsidiaries (other than any Midstream Subsidiary) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement with any Person (other than any such agreements or arrangements between or among the Borrower and its Consolidated Subsidiaries (other than the Midstream Subsidiaries)) that prohibits, restricts or imposes any condition upon the ability of any Significant Subsidiary (other than any Midstream Subsidiary) to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower; provided that the foregoing shall not apply to prohibitions, restrictions and conditions imposed by any agreement or other arrangement so long as the Borrower has determined in good faith that such prohibitions, restrictions and conditions would not reasonably be expected to impair in any material respect the ability of the Borrower to meet its ongoing obligations under the Loan Documents.

SECTION 6.04. Future Subsidiary Guarantees. The Borrower will not permit any Subsidiary to Guarantee any other Debt of the Borrower unless such Subsidiary has executed and delivered or simultaneously executes and delivers a guarantee agreement in a form and substance reasonably satisfactory to the Administrative Agent for the Guarantee of the payment of the obligations hereunder; provided that, unless such Subsidiary shall have provided a Guarantee in respect of the Existing Revolving Credit Agreement (or any replacement or refinancing thereof), the Borrower shall not be obligated to provide any such Guarantee by a Subsidiary not organized under the laws of the United States, any State thereof or the District of Columbia if the provision of such Guarantee would result in an adverse Tax consequence to the Borrower or its Subsidiaries.

SECTION 6.05. Capitalization Ratios. The Borrower shall not permit the Borrower Capitalization Ratio to exceed, as of the last day of any fiscal quarter, 0.650 to 1.000.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall be in default in the payment when due of any principal of any Loan on the maturity date thereof;

(b) the Borrower shall be in default for five days in the payment when due of any interest on any Loan or any other amount (other than principal) due hereunder or under any other Loan Document;

(c) any representation or warranty made or deemed made by the Borrower in Article III or in any other Loan Document or in any certificate of the Borrower furnished to the Administrative Agent or any Lender in connection with any Loan Document shall prove to have been incorrect, when made or deemed made, in any material respect;

(d) the Borrower shall be in default in the performance of (i) any covenant applicable to it contained in Section 5.02(a), 5.03 (solely with respect to legal existence of the Borrower), 5.06, 6.01, 6.02, 6.03, 6.04 or 6.05 for five consecutive days after such default shall have become known to the Borrower or (ii) any other covenant, condition or agreement applicable to it contained in any Loan Document (other those specified in clause (a) or (b) of this Article) for 30 consecutive days after such default shall have become known to the Borrower;

(e) any obligation of the Borrower or any Significant Subsidiary (other than any Midstream Subsidiary) in respect of any Debt under the Existing Revolving Credit Agreement (or any replacement or refinancing thereof) or any other Material Indebtedness now or hereafter outstanding shall become due by its terms, whether by acceleration or otherwise, and shall not be paid, extended or refunded or any default or event of default shall occur in respect of any such obligation and shall continue for a period of time sufficient to cause or permit the acceleration of maturity thereof, or the Borrower or any Significant Subsidiary (other than any Midstream Subsidiary) shall fail to pay any Swap Payment Obligation of such Person in excess of $150,000,000 when due and payable (whether by acceleration or otherwise), unless such Person is contesting such Swap Payment Obligation in good faith by appropriate proceedings and has set aside appropriate reserves relating thereto in accordance with GAAP; provided that in the case of any guarantees, endorsements and other contingent obligations in respect of any such obligation for borrowed money of an entity other than the Borrower or any Consolidated Subsidiary (other than any Midstream Subsidiary) (all of the foregoing being herein called “Accommodation Guarantee Indebtedness”), a default with respect to any Accommodation Guarantee Indebtedness of such Person shall constitute an Event of Default hereunder only if there shall have been a default in the performance by such Person of its obligations with respect to such Accommodation Guarantee Indebtedness and such default shall continue for more than 30 days after a holder or beneficiary of such Accommodation Guarantee Indebtedness shall have demanded the performance of such obligation;

(f) final judgment for the payment of money in excess of $150,000,000 shall be rendered against the Borrower or any of its Significant Subsidiaries (other than any Midstream Subsidiary), and the same shall remain undischarged for a period of 60 days during which the judgment shall not be on appeal with the execution thereof being effectively stayed or execution thereof shall not be otherwise effectively stayed;

(g) the Borrower or any of its Significant Subsidiaries (other than any Midstream Subsidiary) shall (i) apply for or consent to the appointment of a receiver, trustee, administrator or liquidator of itself or of all or a substantial part of its assets, (ii) be unable, or admit in writing its inability or failure, to pay its debts generally, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated to be bankrupt or insolvent, (v) commence any case, proceeding or other action under any existing or future law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent entity, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or (vi) take corporate action for the purpose of effecting any of the foregoing;

(h) any case, proceeding or other action shall be instituted in any court of competent jurisdiction against the Borrower or any of its Significant Subsidiaries (other than any Midstream Subsidiary), seeking in respect of the Borrower or any of its Significant Subsidiaries (other than any Midstream Subsidiary) adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, administration, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, administrator, liquidator or the like of the Borrower or any of its Significant Subsidiaries (other than any Midstream Subsidiary) or of all or any substantial part of its assets, or other like relief in respect of the Borrower or any of its Significant Subsidiaries (other than any Midstream Subsidiary) under any bankruptcy or insolvency law, and such case, proceeding or other action results in an entry of an order for relief or any such adjudication or appointment or if such case, proceeding or other action is being contested by the Borrower or any of its Significant Subsidiaries (other than any Midstream Subsidiary) in good faith, the same shall continue undismissed, or unstayed and in effect, for any period of 60 consecutive days; or

(i) at any time subsequent to December 31, 2019 and prior to the Maturity Date, Continuing Directors shall fail to constitute at least a majority of the Board of Directors of the Borrower; for the foregoing purpose, the term “Continuing Directors” means those persons who were directors of the Borrower on December 31, 2019 and any person whose election or nomination for election as a director of the Borrower at any time subsequent thereto was approved by at least a majority of the persons who were then Continuing Directors;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the entity named as the Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliates as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, rule or regulation, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct, with such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent, provided that, other than in the case of any such sub-agent that is an Affiliate of the Administrative Agent, the Administrative Agent shall provide prompt written notice of such appointment to the Borrower. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint one of the Lenders a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and in consultation with the Borrower, appoint one of the Lenders as a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and the Administrative Agent, remove the Administrative Agent in its capacity as such and, in consultation with the Borrower, appoint a successor. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged (to the extent not theretofore discharged) from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document or other related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Acceptance pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance to the making of such Loan.

None of the Arrangers or any other Person appointed as a joint lead arranger or joint bookrunner, senior managing agent or other similar title in connection with the Facility shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as the Administrative Agent or as a Lender), but each of the Arrangers and such other Persons shall have the benefit of the indemnities provided for hereunder.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(a) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(c) (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(d) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in the immediately preceding clause (d), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Each of the Administrative Agent and the Arrangers hereby informs the Lenders that it is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that it has a financial interest in the transactions contemplated hereby in that it or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding paragraph) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Article VIII shall be conclusive, absent manifest error.

Without limiting the immediately preceding paragraph, each Lender or any Person who has received funds on behalf of a Lender hereby further agrees that if it receives a payment,

prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Article VIII.

Each party hereto agrees that, in the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with the above, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency. The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

Each party’s obligations under this Article VIII shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IX

[Reserved]

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communication as contemplated by paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to the Borrower, to Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036, Attention of Treasurer (rates@hess.com; Fax No. (855) 439-8592) and Assistant Treasurer (rates@hess.com; Fax No. (855) 283-6931);

(ii) if to JPMorgan Chase Bank, N.A., as Administrative Agent, to JPMorgan Chase Bank, N.A., Loan & Agency Services Group, 500 Stanton Christiana Road, NCC5, Floor 01, Newark, Delaware 19713, Attention of Nicholas Papa (Phone No. (302) 634-1979) (E-mail: nicholas.papa@jpmorgan.com) (E-Fax 12012443629@tls.ldsprod.com); and

(iii) if to any Lender, to it at its address (or facsimile number or email) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail) or using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication or using Electronic Systems. Any notices or other communications to the Administrative Agent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Electronic

System shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address, telephone number, email address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any change by a Lender, by notice to the Borrower and the Administrative Agent).

(d) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak, ClearPar or any other Electronic System. Any Electronic System is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of any Electronic System and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through an Electronic System, except to the extent of direct or actual damages (and not any special, indirect, consequential or punitive damages) that are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or its employees in performing the services hereunder.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of any Loan Document and the making of any Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender or any Related Party of any of the foregoing may have had notice or knowledge of such Default at the time.

(b) Except as provided in paragraph (c) of this Section, none of this Agreement or any other Loan Document, nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or change the permitted currency thereof, or reduce the rate of interest thereon (other than by waiving any “default” interest under Section 2.13(e)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or any other amount payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.09(c), Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata termination or reduction of Commitments or pro rata sharing of payments, as applicable, required thereby without the written consent of each Lender or (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender; provided further that no amendment, modification or waiver of this Agreement or any provision hereof that would alter the rights or duties of the Administrative Agent hereunder shall be effective without the prior written consent of the Administrative Agent.

(c) Notwithstanding anything to the contrary in paragraph (b) of this Section:

(i) this Agreement and the other Loan Documents may be amended as provided in Section 2.14(b);

(ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency or to make immaterial changes (including, but not limited to, incorporating changes needed to reflect a successor in interest of any party specifically referred to herein) so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(iii) this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to make any change favorable to the Lenders that is contemplated by the Fee Letter and, for the avoidance of doubt, the Fee Letter may only be amended, waived or modified, and any Default or Event of Default arising thereunder may only be waived, with the prior written consent of JPMorgan; and

(iv) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to (A) any amendment, waiver or other modification referred to in clause (i),

(ii) or (iii) of the first proviso of paragraph (b) of this Section and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (B) any amendment, waiver or other modification requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders.

(d) The Administrative Agent may, but shall have no obligation to, with the prior written consent of any Lender, execute amendments, waivers or other modifications of this Agreement on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 10.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and each of their respective Affiliates (including the reasonable and documented fees, disbursements and other charges of one firm of counsel for the foregoing, taken as a whole, and, if reasonably necessary, of one firm of local counsel in any relevant jurisdiction), in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Arranger or any Lender (including the reasonable and documented fees, disbursements and other charges of one firm of counsel for the foregoing, taken as a whole, and, if reasonably necessary, of one firm of local counsel in any relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the relevant Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel (including, if reasonably necessary, its own local counsel in any relevant jurisdiction), of such conflict counsel for such affected Person and all similarly situated Persons, taken as a whole)), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) The Borrower agrees to indemnify the Administrative Agent, each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, disbursements and other charges of one firm of counsel for any Indemnitee, and, if reasonably necessary, of one firm of local counsel in any relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the relevant Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel (including, if reasonably necessary, its own local counsel in any relevant jurisdiction), of such conflict counsel for such affected Indemnitee and all similarly situated Indemnitees, taken as a whole)) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted (A) from the gross negligence or willful misconduct of such Indemnitee, its Affiliates or their officers, directors or employees or (B) from a material breach of this Agreement by such Indemnitee. This Section 10.03(b) shall not apply with respect to Taxes, other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent (or any such sub-agent thereof), under paragraph (a) or (b) of this Section (and without limiting the obligation of the Borrower to pay such amount), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub agent) in its capacity as such, or against any Related Party of the Administrative Agent (or any such subagent thereof) acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Commitments and outstanding Loans, in each case, at the time (or most recently in effect or outstanding).

(d) To the extent permitted by applicable law, (i) the Borrower shall assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet and Electronic Systems), except to the extent that such damages are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from a material breach of this Agreement by such Indemnitee, and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing in this sentence shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not (other than as expressly permitted by Section 6.02(a)) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (e) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and its Loans); provided that (i) each of the Borrower (provided that (A) in the case of an assignment to a Lender or an Affiliate of a Lender or to an Approved Fund or (B) upon the occurrence and during the continuance of an Event of Default arising under clause (a), (b), (g) or (h) of Article VII, the consent of the Borrower shall not be required; and provided further that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received a written request for its consent to such assignment) and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent shall otherwise consent (provided that upon the occurrence and during the continuance of an Event of Default arising under clause (a), (b), (g) or (h) of Article VII, the consent of the Borrower shall not be required, provided further that the Borrower shall be deemed to have consented to such other amount unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received a written request for its consent to such assignment), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of the assigning Lender’s rights and obligations in respect of one Class of Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (or an agreement incorporating by reference a form of Assignment and Acceptance posted on any Electronic System), together (except in the case of an assignment by a Lender to one of its Affiliates or an assignment as a result of any of the events contemplated by Section 2.19) with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Upon acceptance and recording pursuant to paragraph (d) of this Section , from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and records of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance (or an agreement incorporating by reference a form of Assignment and Acceptance posted on any Electronic System) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans of any Class owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender selling participations shall keep a register (the “Participant Register”) in which it shall record the name and address of each Participant to which such Lender sells participations and the amount and terms of such participations, acting for this purpose as a non-fiduciary agent of the Borrower; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participations sold to such Participant, unless the sale of the participations to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participations sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any central bank with jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. USA PATRIOT Act and the Beneficial Ownership Regulation. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 10.07. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment advices submitted in connection with the Facility (but do not supersede any provisions of any engagement letter or any fee letter entered into in connection with the Facility that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mailed .pdf or any other electronic image shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 10.08. Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower, now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set off and application; provided that the failure to give notice shall not affect the validity of such set off and application.

SECTION 10.10. Governing Law; Jurisdiction; Consent to Service of Process; Process Agent; Waiver of Immunity. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York and the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding against the Administrative Agent, any Arranger or any Lender shall be brought, and shall be heard and determined exclusively in such Federal Court, or, in the event such Federal Court lacks subject matter jurisdiction, such New York State court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Arranger or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices to it in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.13. Confidentiality; Non-Public Information. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of and to not disclose the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, members, partners, officers, employees and agents, including accountants, legal counsel and other advisers, on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall otherwise be bound by an obligation of confidentiality), (ii) to the extent requested by any regulatory authority (including (A) any self-regulatory authority, such as the National Association of Insurance Commissioners and (B) in connection with a pledge or assignment permitted under Section 10.04(g)), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such applicable party hereto agrees to inform the Borrower promptly thereof to the extent practical and not prohibited by applicable law), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or under any other Loan Document, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective direct or indirect counterparty (or its advisors) to any securitization, swap or derivatives transaction, relating to the Borrower, any of its Subsidiaries and the obligations hereunder, (vii) with the consent of the Borrower, (viii) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided for herein or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Subsidiary and such source is not, to the knowledge of the Administrative Agent or such Lender, subject to contractual or fiduciary confidentiality obligations owing to the Borrower or any Subsidiary with respect to such Information. In addition, each of the Administrative Agent and the Lenders may disclose the existence of this Agreement and the terms of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments, including the CUSIP Service Bureau. For the purposes of this Section, “Information” means all information received (whether prior to, or after the Effective Date) from or on behalf of the Borrower, any Subsidiary or any Affiliate of the foregoing relating to the Borrower, any Subsidiary or any Affiliate of the foregoing or their respective businesses, financial condition, operations or assets, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by or on behalf of the Borrower, any Subsidiary or any Affiliate of the foregoing; provided that in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each Lender acknowledges that information furnished to it pursuant to this Agreement may include MNPI, and confirms that it has developed compliance procedures regarding the use of MNPI and that it will handle such MNPI in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or any other Loan Document will be syndicate-level information, which may contain MNPI. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 10.14. No Fiduciary Relationship. The Borrower agrees that in connection with all aspects of the transactions contemplated by the Loan Documents and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty or advisory or agency relationship on the part of the Administrative Agent, the Arrangers, the Lenders or their respective Affiliates, and no such duty or relationship will be deemed to have arisen in connection with any such transactions or communications. The Borrower agrees that it will not assert any claims against the Administrative Agent, the Arrangers, the Lenders or their respective Affiliates with respect to any breach or alleged breach of a fiduciary duty in connection with any aspect of any transaction contemplated hereby. The Administrative Agent, each Arranger, each Lender and their respective Affiliates may have economic interests that conflict with those of the Borrower, its equityholders and/or their respective Affiliates.

SECTION 10.15. [Reserved].

SECTION 10.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.17. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HESS CORPORATION, as the Borrower

by
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

by
Name:
Title:

Exhibit A

[See Attached]

EXHIBIT A

to Term Loan Agreement

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the relevant Classes set forth below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, in each case to the extent related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[a Lender] [an Affiliate of [Lender]] [an Approved Fund of [Lender]]

3.	Borrower:	Hess Corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Term Loan Agreement, dated as of March 16, 2020 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time), among Hess Corporation, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:[1]

Class of Loans Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of Commitments/Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders [2]
	$	$		%

Assignment Effective Date:                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	To comply with the minimum assignment amounts set forth in 10.04(b)(ii) of the Credit Agreement.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:

HESS CORPORATION

By:
Name:
Title:][3]

[3]	To be included only if the consent of the Borrower is required by Section 10.04(b) of the Credit Agreement.

ANNEX I

HESS CORPORATION TERM LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than the statements, warranties or representations made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or other Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee (including, if the Assignee is a Lender that is a United States Person, IRS Form W-9 certifying that such Lender is exempt from United States Federal backup withholding tax and, if the Assignee is a Foreign Lender, IRS Form W-8-BEN, IRS Form W-8-BEN-E, IRS Form W-8ECI or IRS Form W-8IMY, as applicable); and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Assignment Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Assignment Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York.

Exhibit D

[See Attached]

EXHIBIT D

to Term Loan Agreement

[FORM OF]

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

as the Administrative Agent

Loan & Agency Services Group

500 Stanton Christiana Road, NCC5, Floor 1

Newark, Delaware 19713

Attention: Nicholas Papa

E-Fax: 12012443639@tls.ldsprod.com

[Date]

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement, dated as of March 16, 2020 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Hess Corporation (the “Borrower”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes an Interest Election Request and the Borrower hereby gives you notice, pursuant to Section 2.08 of the Credit Agreement, that it requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing and each resulting Borrowing:

1.	Borrowing to which this request applies:
Principal Amount:
Class
Type:
Interest Period[1]:

2.	Effective date of this election[2]:

3.	Resulting Borrowing[s][3]
Principal Amount[4]:

[1]	In the case of a Eurodollar Borrowing, specify the last day of the current Interest Period therefor.
[2]	Must be a Business Day.
[3]

If different options are being elected with respect to different portions of the Borrowing, provide the information required by this item 3 for each resulting Borrowing. Each resulting Borrowing shall be subject to Section 2.02(c) of the Credit Agreement.

[4]	Indicate the principal amount of the resulting Borrowing.

Type[5]:
Interest Period[6]:

Very truly yours,

HESS CORPORATION,

By:
Name:
Title:

[5]	Specify whether the resulting Borrowing is to be a ABR Borrowing or a Eurodollar Borrowing.
[6]

Applicable only if the resulting Borrowing is to be a Eurodollar Borrowing. Shall be subject to the definition of “Interest Period” and can be a period of one week (if generally available) or one, two, three or six months.